Exhibit 99.1

Orbitz Worldwide, Inc. Reports Fourth Quarter and Full Year 2014 Results
and Agrees to Acquisition by Expedia, Inc.

Chicago, February 12, 2015 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the fourth quarter and year ended December 31, 2014. The Company also announced that it has entered into a definitive agreement under which Expedia, Inc. (NASDAQ: EXPE) will acquire Orbitz Worldwide for $12 per share in cash, which represents an enterprise value of approximately $1.6 billion. The acquisition is subject to approval by holders of a majority of the company's common stock and other customary closing conditions, including applicable regulatory approvals.

“Our mission at Orbitz Worldwide has been to build our brands to be the world’s most rewarding places to plan and purchase travel,” said Barney Harford, Chief Executive Officer, Orbitz Worldwide. “We’re excited for Orbitz Worldwide to join the Expedia, Inc. family and for our teams to work together to further enhance the offerings we provide to our customers and partners.”

“We are attracted to the Orbitz Worldwide business because of its strong brands and impressive team. This acquisition will allow us to deliver best-in-class experiences to an even wider set of travelers all over the world,” said Dara Khosrowshahi, President and Chief Executive Officer, Expedia, Inc. “From the flagship Orbitz.com brand, to other well-known consumer brands such as CheapTickets, ebookers and HotelClub and the business-to-business brands Orbitz Partner Network and Orbitz for Business, the Orbitz Worldwide team has built a devoted customer base and we look forward to welcoming them to the Expedia, Inc. family."

As a result of the announced transaction, Orbitz Worldwide will no longer provide fiscal 2015 earnings guidance and will not hold the previously scheduled call to discuss its financial results on February 13, 2015.

A copy of the transaction press release is available on the investor relations pages of the companies' respective websites at investors.orbitz.com and ir.expediainc.com.

Fourth Quarter and 2014 Financial Highlights

•	Room nights increased 18 percent year-over-year in the fourth quarter 2014 and 17 percent for the full year 2014.

•	Net revenue increased 12 percent year-over-year to $221 million in the fourth quarter 2014 and increased 10 percent to $932 million for the full year 2014.

•	Net income was $7.3 million in the fourth quarter 2014 and $17.3 million for the full year 2014.

•	Adjusted EBITDA increased 5 percent year-over-year to $35.8 million in the fourth quarter 2014 and increased 9 percent to $156.1 million for the full year 2014.

(in thousands, except	Three Months Ended December 31,			Years Ended December 31,
per share data)	2014	2013	Change (a)	2014	2013	Change (a)

Hotel room night growth (b)	18%	15%		17%	18%
Gross bookings	$2,737,781	$2,479,208	10%	$12,427,787	$11,438,070	9%
Net revenue	$220,564	$197,426	12%	$932,007	$847,003	10%
Net revenue margin (c)	8.1%	8.0%	0.1 ppt	7.5%	7.4%	0.1 ppt
Net income (d)	$7,296	$5,342	37%	$17,280	$165,085	(90)%
Basic EPS	$0.07	$0.05	40%	$0.16	$1.53	(90)%
Diluted EPS	$0.06	$0.05	20%	$0.15	$1.46	(90)%

Operating cash flow	($42,315)	($24,883)	(70)%	$149,499	$153,243	(2)%
Capital spending	$13,443	$9,752	38%	$51,131	$39,302	30%

EBITDA (e)	$35,987	$28,291	27%	$137,322	$98,976	39%
Adjustments	($182)	$5,695	**	$18,751	$44,597	(58)%
Adjusted EBITDA (e)	$35,805	$33,986	5%	$156,073	$143,573	9%

** Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Represents year-over-year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

(c)	Represents net revenue as a percentage of gross bookings.

(d)
During the year ended December 31, 2014, we reported net income of $17.3 million, compared with net income of $165.1 million in 2013. During the year ended December 31, 2013 we recorded a tax benefit of $165.0 million reflecting the release of $174.4 million in valuation allowance related to our U.S. federal deferred tax assets.

(e)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

Fourth Quarter Financial Results

Gross Bookings and Net Revenue
Gross bookings increased 10 percent year-over-year to $2.7 billion in the fourth quarter 2014. This increase was primarily driven by higher hotel, air and car transaction volume and higher average booking values per air transaction, partially offset by lower vacation package volume.

Net revenue increased 12 percent year-over-year to $220.6 million in the fourth quarter 2014. This increase was driven by higher hotel, air and car transaction volume and higher net revenue per hotel, car and vacation package transaction, partially offset by lower vacation package volume and lower net revenue per air transaction. The acquisition of certain assets and contracts from the Travelocity Partner Network ("TPN") on February 28, 2014, contributed approximately 7 percentage points to year-over-year net revenue growth for the fourth quarter 2014.

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2014	2013	Change	2014	2013	Change

Net Revenue
Standalone Hotel	$87,467	$69,693	26%	$349,877	$294,154	19%
Standalone Air	53,157	53,528	(1)%	257,154	249,698	3%
Vacation Package	34,449	34,838	(1)%	150,075	142,522	5%
Advertising and Media	19,121	16,610	15%	63,349	59,036	7%
Other	26,370	22,757	16%	111,552	101,593	10%
Total Net Revenue	$220,564	$197,426	12%	$932,007	$847,003	10%

Domestic	$166,340	$142,634	17%	$690,728	$617,123	12%
International	54,224	54,792	(1)%	241,279	229,880	5%
Total Net Revenue	$220,564	$197,426	12%	$932,007	$847,003	10%

•
Standalone hotel net revenue was $87.5 million in the fourth quarter 2014, up 26 percent year-over-year. This increase was primarily due to higher transaction volume. The TPN acquisition contributed approximately 9 percentage points to year-over-year standalone hotel net revenue growth for the fourth quarter 2014. Standalone hotel net revenue represented 40 percent of total fourth quarter net revenue, up from 35 percent in the fourth quarter 2013.

•
Standalone air net revenue was $53.2 million in the fourth quarter 2014, down 1 percent year-over-year. This decrease was due to lower net revenue per transaction, partially offset by higher transaction volume. The TPN acquisition contributed approximately 10 percentage points to year-over-year standalone air net revenue growth for the fourth quarter 2014. Standalone air net revenue represented 24 percent of total fourth quarter net revenue, down from 27 percent in the fourth quarter 2013.

•
Vacation package net revenue was $34.4 million in the fourth quarter 2014, down 1 percent year-over-year. This decrease was driven by lower transaction volume, partially offset by higher net revenue per transaction. Vacation package net revenue represented 16 percent of total fourth quarter net revenue, down from 18 percent in the fourth quarter 2013.

•
Advertising and media net revenue was $19.1 million in the fourth quarter 2014, up 15 percent year-over-year. Advertising and media net revenue represented 9 percent of total fourth quarter net revenue, up from 8 percent in the fourth quarter 2013.

•
Other net revenue was $26.4 million in the fourth quarter 2014, up 16 percent year-over-year. This increase was primarily due to higher car revenue, which was up 30 percent year-over-year. Other net revenue represented represented 11 percent of total fourth quarter net revenue, down from 12 percent in the fourth quarter 2013.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this release.

Operating Expenses
Cost of revenue
Cost of revenue is comprised primarily of costs to operate customer service call centers, credit card and other payment processing fees, and other costs, which include customer refunds, fraud and other charge-backs, and connectivity and other processing costs.

	Three Months Ended December 31,		$	%
	2014	2013	Change	Change
	(in thousands)
Customer service costs	$19,216	$12,822	$6,394	50%
Credit card processing fees	12,419	13,862	(1,443)	(10)%
Other	8,126	7,986	140	2%
Total cost of revenue	$39,761	$34,670	$5,091	15%
% of net revenue	18.0%	17.6%

Cost of revenue as a percent of net revenue for the fourth quarter 2014 increased 47 basis points. Excluding a one-time vendor benefit and the impact of the TPN acquisition, cost of revenue as a percentage of revenue was down 32 basis points. This leverage was primarily driven by lower connectivity and processing costs, partially offset by higher fraud expense.

Selling, general and administrative (SG&A) expense
SG&A expense is comprised primarily of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include legal, foreign currency transaction and hedging costs and other administrative costs.

	Three Months Ended December 31,		$	%
	2014	2013	Change	Change
	(in thousands)
Wages and benefits	$40,566	$42,575	($2,009)	(5)%
Contract labor	6,489	5,155	1,334	26%
Network communications, systems maintenance and equipment	7,155	6,477	678	10%
Other	14,922	16,935	(2,013)	(12)%
Total SG&A	$69,132	$71,142	($2,010)	(3)%
% of net revenue	31.3%	36.0%

SG&A expense as a percent of net revenue for the fourth quarter 2014 decreased 469 basis points. This was primarily due to lower professional fees and lower incentive based compensation as compared to the prior year period.

Marketing expense
Marketing expense is comprised primarily of online marketing costs, such as search engine marketing and travel research; offline marketing costs, such as television, radio and print advertising; and commissions to affiliates.

	Three Months Ended December 31,		$	%
	2014	2013	Change	Change
	(in thousands)
Marketing expense	$75,684	$63,323	$12,361	20%
% of net revenue	34.3%	32.1%

Marketing expense as a percent of net revenue for the fourth quarter 2014 increased 224 basis points due to increased marketing spend associated with our loyalty programs, growth in the private label business and stepped up investment across our consumer businesses.

Interest Expense
Net interest expense decreased $0.5 million in the fourth quarter 2014, compared with the fourth quarter 2013. This was due to a lower weighted average interest rate on the company’s debt, partially offset by a loss on the company's interest rate swaps in the current period. For the fourth quarter 2014, the weighted average interest rate on the company's debt was 98 basis points lower than the fourth quarter 2013.

At December 31, 2014, the company was in compliance with all financial covenants in its credit agreement.

Cash Flow and Liquidity
Operating cash flow was $149.5 million for the twelve months ended December 31, 2014.

At December 31, 2014, available liquidity was $268 million, which was composed of cash and cash equivalents of $188 million and $80 million available on the undrawn revolving credit facility.

Operational Highlights

Consumer Brands

•
During the fourth quarter 2014, 34 percent of standalone hotel bookings were made via mobile devices across the company’s global consumer brand portfolio, up from 28 percent in the fourth quarter 2013.

•
On October 17, the Orbitz Rewards loyalty program completed a very successful inaugural year and in December surpassed three million program members. The Orbitz Rewards program has won multiple industry awards in the quarter, including Platinum recognition in the Best Customer Insights in Customer Experience and Technology & Trends categories at the 2014 Loyalty360 CX Awards in November.

•
Orbitz.com recently launched two new installments of its successful online video initiative, Orbitz Originals, hosted by award-winning travel expert Richard Bangs. "Orbitz Originals: Bermuda – Proper Fun," viewable at orbitz.com/Bermuda, launched in January and was produced in partnership with the Bermuda Tourism Authority. "Orbitz Originals: Northern Territory – The Red Centre," viewable at orbitz.com/Northern-Territory, also launched in January and was produced in partnership with Tourism Northern Territory. To date, Orbitz Originals videos highlighting Cancun, the Cayman Islands, Florida, Jackson Hole, New York, Northern Ireland, Puerto Rico, Qatar, Vermont and Western Ireland have generated more than one million views by travelers seeking inspiration for future trips.

Orbitz Partner Services Group

•
During the fourth quarter 2014, Orbitz Worldwide signed marketing and promotion agreements with Marriott Hotels & Resorts, in addition to a number of regional hotel operators including Castle Hotels & Resorts, Fkey Travel, Nacional Inn and Palladium Group.

•	During the fourth quarter 2014, Orbitz Worldwide signed marketing and promotion agreements with a number of airlines including Aeromexico, Egypt Air, Lufthansa, Saudi Arabian Airlines and Swiss Air.

•
During the fourth quarter 2014, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations including Arizona Tourism, the Delaware Tourism Office, the German National Tourist Office, the Netherlands Board of Tourism, Los Angeles CVB, Visit Philadelphia, Travel Portland, Tenerife Canary Islands Tourism, the San Diego Tourism Authority and Utah Tourism.

About Orbitz Worldwide

Orbitz Worldwide (NYSE: OWW) is a leading global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (orbitz.com), ebookers (ebookers.com), HotelClub (hotelclub.com) and CheapTickets (cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (orbitzpartnernetwork.com) delivers private label travel technology solutions to a broad range of partners including some of the world`s largest airlines, bank loyalty programs and travel agencies, and Orbitz for Business (orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.

Forward-Looking Statements

This release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results and the effects of future plans, strategies or events could differ materially from those expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed or implied by the forward-looking statements in this release and its attachments include, but are not limited to, the company's ability to effectively compete in the travel industry; trends, declines, or disruptions affecting the travel industry or the level of travel activity, particularly air travel; the termination of any major supplier's participation on the company's websites; the company's ability to renegotiate supplier agreements on acceptable terms; change in airline distribution economics; the company's ability to maintain and protect its information technology and intellectual property; the outcome of pending litigation; system-related failures, interruptions, or security breaches; risks related to the company's level of indebtedness; risks associated with doing business in multiple currencies and international markets; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this release. All information in this release and its attachments is as of February 12, 2015, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this release is contained in Appendix A attached to this release.

Media Contact:             Investor Contact:
Chris Chiames             Adam Patnaude
+1 312 894 6890             +1 312 260 8301
chris.chiames@orbitz.com        owwIR@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Net revenue	$220,564	$197,426	$932,007	$847,003
Cost and expenses:
Cost of revenue	39,761	34,670	179,774	154,403
Selling, general and administrative	69,132	71,142	278,202	280,418
Marketing	75,684	63,323	334,472	292,470
Depreciation and amortization	14,005	13,611	57,549	55,110
Impairment of property and equipment and other assets	—	—	—	2,636
Total operating expenses	198,582	182,746	849,997	785,037
Operating income	21,982	14,680	82,010	61,966
Other expense:
Net interest expense	(9,080)	(9,562)	(35,212)	(43,786)
Other expense	—	—	(2,237)	(18,100)
Total other expense	(9,080)	(9,562)	(37,449)	(61,886)
Income before income taxes	12,902	5,118	44,561	80
Provision/(benefit) for income taxes	5,606	(224)	27,281	(165,005)
Net income	$7,296	$5,342	$17,280	$165,085

Net income per share - basic:
Net income per share	$0.07	$0.05	$0.16	$1.53
Weighted-average shares outstanding	111,281,207	109,246,661	110,537,992	107,952,327

Net income per share - diluted:
Net income per share	$0.06	$0.05	$0.15	$1.46
Weighted-average shares outstanding	114,976,328	114,966,080	114,344,440	113,072,679

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$188,482	$117,385
Accounts receivable (net of allowance for doubtful accounts of $1,541 and $1,186, respectively)	117,440	82,599
Prepaid expenses	10,039	17,113
Due from Travelport, net	15,511	12,343
Other current assets	17,560	13,862
Total current assets	349,032	243,302
Property and equipment (net of accumulated depreciation of $302,031 and $334,720)	111,832	116,145
Goodwill	351,098	345,388
Trademarks and trade names	89,890	90,398
Other intangible assets, net	1,300	89
Deferred income taxes, non-current	135,807	160,637
Restricted cash	97,810	118,761
Other non-current assets	39,200	32,966
Total Assets	$1,175,969	$1,107,686

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,954	$16,432
Accrued merchant payable	366,062	337,308
Accrued expenses	158,754	145,778
Deferred income	40,816	40,616
Term loan, current	25,871	13,500
Other current liabilities	1,544	4,324
Total current liabilities	607,001	557,958
Term loan, non-current	421,879	429,750
Tax sharing liability	61,289	61,518
Other non-current liabilities	14,702	16,738
Total Liabilities	1,104,871	1,065,964
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 110,758,513 and 108,397,627 shares issued, respectively	1,107	1,084
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,060,636	1,055,213
Accumulated deficit	(1,000,259)	(1,017,539)
Accumulated other comprehensive income	9,666	3,016
Total Shareholders’ Equity	71,098	41,722
Total Liabilities and Shareholders’ Equity	$1,175,969	$1,107,686

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Years Ended December 31,
	2014	2013
Operating activities:
Net income	$17,280	$165,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,549	55,110
Impairment of property and equipment and other assets	—	2,636
Amortization of unfavorable contract liability	(325)	(3,580)
Non-cash net interest expense	11,193	14,959
Deferred income taxes	25,234	(167,479)
Stock compensation	12,196	12,913
Changes in assets and liabilities:
Accounts receivable	(38,588)	(7,906)
Due from Travelport, net	(3,285)	(6,735)
Accounts payable, accrued expenses and other current liabilities	16,489	20,209
Accrued merchant payable	34,636	66,814
Deferred income	1,238	5,130
Other	15,882	(3,913)
Net cash provided by operating activities	149,499	153,243

Investing activities:
Property and equipment additions	(51,131)	(39,302)
Acquisitions, net of cash acquired	(10,000)	—
Changes in restricted cash	17,344	(93,965)
Net cash used in investing activities	(43,787)	(133,267)

Financing activities:
Payments on and retirement of term loans	(445,500)	(896,780)
Issuance of long-term debt, net of issuance costs	443,256	877,718
Employee tax withholdings related to net share settlements of equity-based awards	(7,217)	(6,472)
Proceeds from exercise of employee stock options	467	7,340
Payments on tax sharing liability	(14,375)	(16,765)
Net cash used in financing activities	(23,369)	(34,959)

Effects of changes in exchange rates on cash and cash equivalents	(11,246)	2,106
Net increase/(decrease) in cash and cash equivalents	71,097	(12,877)
Cash and cash equivalents at beginning of year	117,385	130,262
Cash and cash equivalents at end of year	$188,482	$117,385

Supplemental disclosure of cash flow information:
Income tax payments, net	$3,231	$1,454
Cash interest payments	$24,394	$29,402
Non-cash investing activity:
Capital expenditures incurred not yet paid	$3,280	$3,786

Appendix A: Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with funds borrowed under its revolving credit facility, if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above and items such as litigation settlements that are not driven by core operating results, certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges.

EBITDA and Adjusted EBITDA, as presented for the three months and years ended December 31, 2014 and 2013, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income to EBITDA:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net income	$7,296	$5,342	$17,280	$165,085
Net interest expense	9,080	9,562	35,212	43,786
Provision/(benefit) for income taxes	5,606	(224)	27,281	(165,005)
Depreciation and amortization	14,005	13,611	57,549	55,110
EBITDA	$35,987	$28,291	$137,322	$98,976

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
EBITDA	$35,987	$28,291	$137,322	$98,976
Impairment of property and equipment (a)	—	—	—	2,636
Loss on extinguishment of debt	—	—	2,236	18,089
Stock-based compensation expense	2,694	2,853	12,197	12,913
Restructuring (b)	—	(16)	—	3,665
Acquisition-related integration costs (c)	433	408	3,175	408
Secondary stock offering costs (d)	—	—	1,067	—
Tax sharing liability rate adjustment (e)	—	—	2,542	—
Litigation settlements and other (f)	(3,309)	2,450	(2,466)	6,886
Adjusted EBITDA	$35,805	$33,986	$156,073	$143,573

(a)	Represents impairment of property and equipment in connection with the company's decision to exit certain businesses in 2013.

(b)	Represents one-time costs associated with targeted cost actions the company undertook in the first quarter 2013.

(c)	Represents one-time acquisition integration costs incurred in connection with the purchase of the Travelocity Partner Network assets in the first quarter 2014.

(d)	Represents charges related to secondary stock offering by an affiliate of Travelport Limited.

(e)	Represents a rate adjustment to the tax sharing liability with the company's founding airlines.
(f) Represents charges related to certain legal proceedings.

Gross Bookings and Net Revenue, at Constant Currency

The company's reporting currency is the U.S. dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. dollar relative to the currencies of the international markets in which the company operates, particularly the pound sterling, Euro, Swiss franc and Australian dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended December 31,
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q4, 2014 Reported Gross Bookings	$2,249,140	$488,641	$2,737,781

Q4, 2013 Reported Gross Bookings	$1,970,655	$508,553	$2,479,208
Impact of Foreign Exchange Rates	—	(31,905)	(31,905)
Q4, 2013 Gross Bookings at Constant Currency	$1,970,655	$476,648	$2,447,303

Reported Gross Bookings Growth	14%	(4)%	10%
Gross Bookings Growth at Constant Currency	14%	3%	12%

Net Revenue
Q4, 2014 Reported Net Revenue	$166,340	$54,224	$220,564

Q4, 2013 Reported Net Revenue	$142,634	$54,792	$197,426
Impact of Foreign Exchange Rates	—	(3,607)	(3,607)
Q4, 2013 Net Revenue at Constant Currency	$142,634	$51,185	$193,819

Reported Net Revenue Growth	17%	(1)%	12%
Net Revenue Growth at Constant Currency	17%	6%	14%

	Years Ended December 31,
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
2014 Reported Gross Bookings	$9,993,989	$2,433,798	$12,427,787

2013 Reported Gross Bookings	$9,086,018	$2,352,052	$11,438,070
Impact of Foreign Exchange Rates	—	24,853	24,853
2013 Gross Bookings at Constant Currency	$9,086,018	$2,376,905	$11,462,923

Reported Gross Bookings Growth	10%	3%	9%
Gross Bookings Growth at Constant Currency	10%	2%	8%

Net Revenue
2014 Reported Net Revenue	$690,728	$241,279	$932,007

2013 Reported Net Revenue	$617,123	$229,880	$847,003
Impact of Foreign Exchange Rates	—	276	276
2013 Net Revenue at Constant Currency	$617,123	$230,156	$847,279

Reported Net Revenue Growth	12%	5%	10%
Net Revenue Growth at Constant Currency	12%	5%	10%

Appendix B: Trended Operating Metrics

	2012				2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Gross Bookings (in thousands)
Domestic	$2,492,564	$2,399,412	$2,087,798	$1,968,503	$2,424,956	$2,479,941	$2,210,466	$1,970,655	$2,477,810	$2,729,525	$2,537,514	$2,249,140
International	650,467	570,777	562,698	505,259	677,625	604,947	560,927	508,553	704,704	628,173	612,280	488,641
Total	$3,143,031	$2,970,189	$2,650,496	$2,473,762	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514	$3,357,698	$3,149,794	$2,737,781

Standalone Air	$2,202,538	$2,155,649	$1,821,937	$1,719,165	$2,027,713	$2,077,471	$1,790,232	$1,621,560	$1,953,324	$2,164,643	$1,969,569	$1,781,245
Non-air	940,493	814,540	828,559	754,597	1,074,868	1,007,417	981,161	857,648	1,229,190	1,193,055	1,180,225	956,536
Total	$3,143,031	$2,970,189	$2,650,496	$2,473,762	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514	$3,357,698	$3,149,794	$2,737,781
Year-over-Year Gross Bookings Growth
Domestic	5%	(1)%	(7)%	(4)%	(3)%	3%	6%	—%	2%	10%	15%	14%
International	9%	(2)%	(6)%	9%	4%	6%	—%	1%	4%	4%	9%	(4)%
Total	6%	(1)%	(7)%	(2)%	(1)%	4%	5%	—%	3%	9%	14%	10%

Standalone Air	4%	(2)%	(10)%	(7)%	(8)%	(4)%	(2)%	(6)%	(4)%	4%	10%	10%
Non-air	10%	2%	1%	13%	14%	24%	18%	14%	14%	18%	20%	12%
Total	6%	(1)%	(7)%	(2)%	(1)%	4%	5%	—%	3%	9%	14%	10%

At Constant Currency
Domestic	5%	(1)%	(7)%	(4)%	(3)%	3%	6%	—%	2%	10%	15%	14%
International	10%	6%	2%	11%	4%	6%	(1)%	(1)%	2%	(1)%	7%	3%
Total	6%	1%	(5)%	(2)%	(1)%	4%	4%	—%	2%	8%	13%	12%

Standalone Air	4%	(1)%	(9)%	(7)%	(8)%	(4)%	(2)%	(6)%	(4)%	3%	10%	11%
Non-air	10%	4%	3%	13%	14%	24%	19%	14%	14%	18%	20%	13%
Total	6%	1%	(5)%	(2)%	(1)%	4%	4%	—%	2%	8%	13%	12%

Net Revenue (in thousands)
Domestic	$137,343	$145,073	$142,297	$137,378	$150,206	$164,565	$159,718	$142,634	$154,609	$182,299	$187,480	$166,340
International	52,436	55,904	56,006	52,359	52,654	61,233	61,201	54,792	55,646	65,754	65,655	54,224
Total	$189,779	$200,977	$198,303	$189,737	$202,860	$225,798	$220,919	$197,426	$210,255	$248,053	$253,135	$220,564

Standalone Air	$72,244	$67,313	$61,917	$60,064	$69,251	$67,464	$59,455	$53,528	$70,228	$71,004	$62,765	$53,157
Non-air transactional	105,872	118,239	121,900	112,540	120,304	142,719	147,536	127,221	125,366	161,784	175,838	148,492
Non-transactional	11,663	15,425	14,486	17,133	13,305	15,615	13,928	16,677	14,661	15,265	14,532	18,915
Total	$189,779	$200,977	$198,303	$189,737	$202,860	$225,798	$220,919	$197,426	$210,255	$248,053	$253,135	$220,564

International as a % of Total Net Revenue	28%	28%	28%	28%	26%	27%	28%	28%	26%	27%	26%	25%
Year-over-Year Net Revenue Growth
Domestic	2%	2%	0%	7%	9%	13%	12%	4%	3%	11%	17%	17%
International	4%	(7)%	(8)%	8%	0%	10%	9%	5%	6%	7%	7%	(1)%
Total	3%	0%	(2)%	7%	7%	12%	11%	4%	4%	10%	15%	12%

Standalone Air	0%	(3)%	(3)%	1%	(4)%	—%	(4)%	(11)%	1%	5%	6%	(1)%
Non-air transactional	7%	0%	(2)%	9%	14%	21%	21%	13%	4%	13%	19%	17%
Non-transactional	(16)%	6%	(1)%	21%	14%	1%	(4)%	(3)%	10%	(2)%	4%	13%
Total	3%	0%	(2)%	7%	7%	12%	11%	4%	4%	10%	15%	12%

At Constant Currency
Domestic	2%	2%	0%	7%	9%	13%	12%	4%	3%	11%	17%	17%
International	4%	1%	0%	9%	1%	10%	9%	4%	5%	3%	5%	6%
Total	3%	2%	0%	7%	7%	12%	11%	4%	3%	9%	14%	14%

Standalone Air	0%	(1)%	0%	2%	(4)%	—%	(6)%	(12)%	—%	3%	5%	1%
Non-air transactional	7%	2%	0%	9%	14%	21%	22%	14%	5%	13%	19%	19%
Non-transactional	(16)%	7%	0%	22%	14%	2%	(3)%	(3)%	10%	(3)%	4%	15%
Total	3%	2%	0%	7%	7%	12%	11%	4%	3%	9%	14%	14%

Orbitz Worldwide Transaction Growth	1%	(4)%	(7)%	(4)%	(4)%	1%	(1)%	(2)%	(1)%	7%	14%	14%

Orbitz Worldwide Hotel Room Night Growth	3%	3%	0%	7%	14%	20%	22%	15%	12%	20%	19%	18%

	2009	2010	2011	2012	2013	2014
Gross Bookings (in thousands)
Domestic	$8,503,179	$9,563,755	$9,097,885	$8,948,277	$9,086,018	$9,993,989
International	1,439,265	1,806,422	2,242,633	2,289,201	2,352,052	2,433,798
Total	$9,942,444	$11,370,177	$11,340,518	$11,237,478	$11,438,070	$12,427,787

Standalone Air	$7,254,952	$8,437,063	$8,196,984	$7,899,289	$7,516,976	$7,868,781
Non-air	2,687,492	2,933,114	3,143,534	3,338,189	3,921,094	4,559,006
Total	$9,942,444	$11,370,177	$11,340,518	$11,237,478	$11,438,070	$12,427,787
Year over Year Gross Bookings Growth
Domestic	(4)%	12%	(5)%	(2)%	2%	10%
International	(17)%	26%	24%	2%	3%	3%
Total	(6)%	14%	—%	(1)%	2%	9%

Standalone Air	(7)%	16%	(3)%	(4)%	(5)%	5%
Non-air	(4)%	9%	7%	6%	17%	16%
Total	(6)%	14%	—%	(1)%	2%	9%

At Constant Currency
Domestic	(4)%	12%	(5)%	(2)%	2%	10%
International	(7)%	23%	15%	7%	2%	2%
Total	(5)%	14%	(2)%	—%	2%	8%

Standalone Air	(5)%	17%	(4)%	(3)%	(5)%	4%
Non-air	(2)%	18%	5%	7%	18%	16%
Total	(5)%	14%	(2)%	—%	2%	8%

Net Revenue (in thousands)
Domestic	$584,951	$579,585	$547,120	$562,091	$617,123	$690,728
International	152,697	177,902	219,699	216,705	229,880	241,279
Total	$737,648	$757,487	$766,819	$778,796	$847,003	$932,007

Standalone Air	$269,643	$274,568	$265,167	$261,538	$249,698	$257,154
Non-air transactional	395,192	427,864	444,427	458,551	537,780	611,480
Non-transactional	72,813	55,055	57,225	58,707	59,525	63,373
Total	$737,648	$757,487	$766,819	$778,796	$847,003	$932,007

International as a % of Total Net Revenue	21%	23%	29%	28%	27%	26%
Year over Year Net Revenue Growth
Domestic	(15)%	(1)%	(6)%	3%	10%	12%
International	(17)%	17%	23%	(1)%	6%	5%
Total	(15)%	3%	1%	2%	9%	10%

Standalone Air	(21)%	2%	(3)%	(1)%	(5)%	3%
Non-air transactional	(13)%	8%	4%	3%	18%	14%
Non-transactional	(5)%	(23)%	4%	3%	2%	6%
Total	(15)%	3%	1%	2%	9%	10%

At Constant Currency
Domestic	(15)%	(6)%	(6)%	3%	10%	12%
International	(8)%	13%	13%	3%	6%	5%
Total	(13)%	(1)%	(1)%	3%	9%	10%

Standalone Air	(19)%	(5)%	(5)%	—%	(5)%	2%
Non-air transactional	(11)%	1%	1%	4%	18%	14%
Non-transactional	(4)%	3%	3%	3%	2%	7%
Total	(13)%	(1)%	(1)%	3%	9%	10%

Orbitz Worldwide Transaction Growth	4%	7%	(8)%	(3)%	(2)%	8%

Orbitz Worldwide Hotel Room Night Growth	4%	8%	(1)%	3%	18%	17%